Exhibit 99.1

PacificNet Files 10K Annual Report for Fiscal Year 2007
Friday June 13, 4:39 pm ET

BEIJING, June 13 /Xinhua-PRNewswire-FirstCall/ -- PacificNet Inc. (Nasdaq: PACT - News), a leading provider of e-commerce and gaming technology in China, announced today that it has filed it's 10K annual report for the fiscal year 2007 with the SEC.

"I am happy to announce that we have filed our form 10K for 2007," said Tony Tong, CEO of PacificNet. "We believe we've made adequate write-offs and provisions in goodwill as well as write-offs in the area of our telecom assets (legacy business) so we are well prepared and focused moving ahead. Our gaming products drew heavy interest at last week's big gaming show in Macau and as a result of the show, we are getting many new orders for our gaming products and expect to see an increase in our gaming product sales in the next few quarters. As such, we expect to return to profitability soon. We are working diligently to get our Q1 earnings out as soon as possible to get our filings current so we can focus on business going forward. On behalf of everyone here at PACT and our subsidiary companies, I thank our shareholders for their present, past and future support and extend an open invitation to come see our products in action in Macau."

PacificNet's annual report may be viewed at the SEC web site at: http://sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000815017

NASDAQ DISCLOSURE:

PacificNet Inc. received an audit report that is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on June 12, 2008, that contains a going concern qualification. This announcement is made in compliance with NASDAQ Marketplace Rule 4350(b)(1)(B).

Additionally, based on the Form 10-K for the year ended December 31, 2007, Staff determined that the Company's stockholders' equity does not comply with the minimum $10,000,000 stockholders' equity requirement for continued listing on The NASDAQ Global Market set forth in Marketplace Rule 4450(a)(3). PacificNet plans to submit its plan to regain compliance shortly.

About PACT

PacificNet (PACT) is a leading provider of gaming and mobile game technology worldwide with a focus on emerging markets in Asia, Latin America and Europe. PACT's gaming products are localized to their specific markets creating an enhanced user experience for players and larger profits for operators. PACT's gaming clients include the leading hotels, casinos, and gaming operators in Macau, Europe and elsewhere around the world. PACT employs about 500 staff in its various subsidiaries with offices in the US, Philippines, Hong Kong, Macau, China.

    For more information, please contact:

    PacificNet USA office:
     Jacob Lakhany
     Tel:   +1-605-229-6678
     Email: investor@pacificnet.com

Source: PacificNet Inc.